As filed with the Securities and Exchange Commission on March 13, 2012

Registration No. 333-83278

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SONOSITE, INC.

(Exact Name of Registrant as Specified in Its Charter)

Washington	91-1405022
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

21919 30th Drive S.E.

Bothell, Washington 98021-3904

(425) 951-1200

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Kevin M. Goodwin

President and Chief Executive Officer

SonoSite, Inc.

21919 30th Drive S.E.

Bothell, Washington 98021-3904

(425) 951-1200

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Stephen M. Graham

Alan C. Smith

Fenwick & West LLP

1191 Second Avenue, 10th Floor

Seattle, Washington 98101

Telephone: (206) 389-4510

Approximate date of commencement of proposed sale to the public: This post-effective amendment deregisters those shares of common stock that remain unsold hereunder as of the effective date hereof.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this form is a registration statement filed pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    ☐

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-3 (File No. 333-83278) previously filed by SonoSite, Inc., a Washington corporation (the “Registration Statement”), filed with the Securities and Exchange Commission on February 22, 2002, as amended (the “Registration Statement”) pertaining to the registration of 2,700,000 shares of the Registrant’s common stock, par value $0.01 per share (the “Shares”).

On December 15, 2011, the Registrant, FUJIFILM Holdings Corporation, a Japanese corporation (“FUJI”) and Salmon Acquisition Corporation, a Delaware corporation and an indirect wholly-owned subsidiary of FUJI (“Purchaser”), entered into an Agreement and Plan of Merger (the “Merger Agreement”).

Pursuant to the Merger Agreement, and upon the terms and subject to the conditions thereof, Purchaser will merge with and into the Registrant, with the Registrant as the surviving corporation (the “Merger”). In connection with the Merger, the offering pursuant to the Registration Statement has been terminated. In accordance with an undertaking made by the Registrant in the Registration Statement pursuant to Rule 415 to remove from registration, by means of a post-effective amendment, any Shares registered under the Registration Statement that remain unsold at the termination of the offering, the Registrant hereby removes from registration all Shares registered but unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment No. 1 to Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, the City of Bothell, State of Washington, on this 13th day of March, 2012.

SonoSite, Inc.

By:	/S/ KEVIN M. GOODWIN
Kevin M. Goodwin, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated below on the 13th day of March, 2012.

Name	Title

/S/ KEVIN M. GOODWIN Kevin M. Goodwin	President, Chief Executive Officer and Director (Principal Executive Officer)

/S/ ANIL AMLANI Anil Amlani	Chief Financial Officer (Principal Financial and Accounting Officer)

/S/ PAUL V. HAACK Paul V. Haack	Director

/S/ RODNEY F. HOCHMAN, M.D. Rodney F. Hochman, M.D.	Director

/S/ RICHARD O. MARTIN, PH.D. Richard O. Martin, Ph.D.	Director

/S/ KENJI SUKENO Kenji Sukeno	Director